Exhibit 2.2
EXECUTION VERSION
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 (this “Amendment No. 1”) to Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 1, 2008, among Critical Therapeutics, Inc., a Delaware corporation (“Public Company”), Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “Transitory Subsidiary”), Cornerstone BioPharma Holdings, Inc., a Delaware corporation (“Merger Partner”) and, for purposes of Section 8.3 and 9.13 of the Merger Agreement, Cornerstone Biopharma, Inc., shall be effective August 7, 2008 (the “Effective Date”). Terms that are used herein with initial capital letters and that are not otherwise defined shall have the meanings given to them in the Merger Agreement.
BACKGROUND
     Public Company, Transitory Subsidiary, Merger Partner, and Cornerstone Biopharma, Inc. (collectively, the “Parties”) previously entered into the Merger Agreement on May 1, 2008.
     Section 3.16(f) of the Merger Agreement erroneously refers to the product Tussionex®, which is owned by UCB Pharma, as being owned by Merger Partner. The reference in Section 3.16(f) of the Merger Agreement to Tussionex® instead should have referred to Merger Partner’s extended-release antihistamine and hydrocodone cough suppressant product candidates that, if approved, will compete with Tussionex® in the hydrocodone cough suppressant market.
     The Parties desire to amend the Merger Agreement as described herein.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:
     1. Section 3.16(f) of the Merger Agreement is hereby deleted in its entirety and replaced with a new Section 3.16(f) that reads as follows:
With respect to each of Merger Partner’s extended-release antihistamine and hydrocodone cough suppressant product candidates, to the knowledge of Merger Partner, no other person is developing or has developed, or is seeking or has sought FDA approval of an Abbreviated New Drug Application or a Supplemental New Drug Application for, a product with the same or functionally similar active pharmaceutical ingredients for use for the same or substantially similar indication.
     2. The terms and conditions of the Merger Agreement shall continue in full force and effect except as modified by this Amendment No. 1.
[signature page follows]

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]
     IN WITNESS WHEREOF, Public Company, the Transitory Subsidiary, Merger Partner, and Cornerstone Biopharma, Inc. have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the Effective Date.

CRITICAL THERAPEUTICS, INC.

By: Name:	/s/ Trevor Phillips, Ph.D. Trevor Phillips, Ph.D.
Title:	President and Chief Executive Officer

NEPTUNE ACQUISITION CORP.

By: Name:	/s/ Trevor Phillips, Ph.D. Trevor Phillips, Ph.D.
Title:	President

CORNERSTONE BIOPHARMA HOLDINGS, INC.

By: Name:	/s/ Craig A. Collard Craig A. Collard
Title:	President and Chief Executive Officer

CORNERSTONE BIOPHARMA, INC.

By: Name:	/s/ Craig A. Collard Craig A. Collard
Title:	President and Chief Executive Officer